Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #106 dated November 4th, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date:	November 1, 2004
Issue Price:	100%


Original Issue Date:	November 4, 2004
Principal Amount:	$410,000


Maturity Date:	November 16, 2009


Interest Rate: 3.40%


Interest Payment Dates: 12/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.00%


Proceeds Before expenses: 99.00% ($405,900.00)


Survivor's Option: Yes


Redemption or Repayment:At Maturity


Redemption/Repayment Terms:Not Applicable


Minimum Denomination: $1,000 minimum investment with increments of $1,000


CUSIP No.: 57183MEP1


Original Issue Discount: No


Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161

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